Exhibit 2.0
ACQUISITION AGREEMENT
AND
PLAN OF MERGER
This Acquisition Agreement and Plan of Merger (the “Agreement”) is made and entered into as of September 1, 2009, by and among SMOKE ANYWHERE USA, INC., a Florida corporation (“SMOKE”), the shareholders of SMOKE whose signatures are set forth at the end of this Agreement (the “SMOKE Shareholders”), and MILLER DIVERSIFIED CORP., a publicly held and traded Nevada corporation, which trades on the National Quotation Bureau’s Pink Sheets under the stock ticker symbol “MILR” (hereinafter “MILR” or the “Company”), SMOKE HOLDINGS., a Florida corporation and the wholly-owned subsidiary of MILR (“MERGERCO”) and VAPECO HOLDINGS INC, a Florida corporation and a shareholder of MILR (“VAPECO”).
RECITALS
WHEREAS, MILR a public shell company desires to merge with or acquire an operating business has identified and desires to acquire 100% of the total outstanding membership interests of SMOKE ANYWHERE USA, INC. in contemplation of combining the entities and;
WHEREAS, SMOKE ANYWHERE USA, INC. and its shareholders agree to enter into a business combination transaction which shall result in the combination of the two entities with the former members of SMOKE controlling a majority of the combined entity.
WHEREAS, the parties desire to effect the combination through a merger of MERGERCO into SMOKE (the “Merger”), which is intended to be a statutory merger under Sections 607.1101 et. al of the Florida Business Corporation Act (the “Florida Act”); and
WHEREAS, the Merger is intended to qualify as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”); and
THEREFORE, in consideration of the terms and conditions set forth herein, the parties hereto intending to be legally bound hereby, agree as follows:
1. THE ACQUISITION
1.1 Acquisition and Merger Subject to the Terms and Conditions of this Agreement. At the time of Closing to be held as provided in Section 2, the parties shall effectuate the Merger of MERGERCO into SMOKE. At the time that the Merger becomes effective under the Florida Act (the “Effective Time”), MERGERCO shall be merged with and into SMOKE and the separate existence of MERGERCO shall thereupon cease, and SMOKE, as the surviving corporation in the Merger, shall continue its corporate existence in accordance with the Florida Act. At the Closing, (i) 100% of the issued and outstanding common stock of SMOKE (the “SMOKE Common Stock”), constituting all of the issued and outstanding shares of SMOKE Common Stock, shall be extinguished, (ii) each share of stock of MERGERCO issued and outstanding shall be extinguished and in substitution for the full number of shares of MERGERCO held by it, MILR shall receive 100 shares of SMOKE authorized but unissued Common Stock (iii) MILR shall issue to the SMOKE shareholders (the greater of 20,670,000 [that number of]) validly issued, fully paid, and non-assessable, under Nevada law, shares of common stock of MILR or that number of shares that shall result in ownership of eighty-two and sixty-eight hundredths percent (82.68%) of the outstanding shares of common stock of MILR, 20,670,000 of the MILR shares of Common Stock to be issued to the SMOKE Shareholders shall be from the MILR’s authorized but unissued shares, and 2,074,640 of the MILR shares of Common Stock shall be loaned to MILR by VAPECO and then reissued by MILR in the Merger. Following the issuance, MILR will have the following shares outstanding:

Common Stock:
SMOKE shareholders	20,670,000
VAPECO	1,141,449
Other MILR shareholders & Public float	3,188,551

Total Common Outstanding	25,000,000

At the Effective Time, and as a result of the Merger, the conversion of the shares of SMOKE Common Stock into the MILR Common Stock as set forth in this Section 1.1, shall occur automatically and without further act of either MILR or SMOKE and, until appropriate transfers can be requested following the Effective Time, the holders of record of each SMOKE share so extinguished and converted shall be deemed to be recorded on the books of MILR as the holder of the number of shares of MILR Common Stock which he is entitled to receive under this Agreement. Each person who, as a result of the Merger, holds one or more certificates which theretofore represented one or more shares of SMOKE that have been extinguished and converted as a result of the Merger shall surrender each such certificate held by him/her to MILR and, within a reasonable time after such surrender, MILR shall deliver to such person in exchange therefor one or more certificates evidencing the MILR Common Stock that such person is entitled to receive as a result of the Merger.
1.2 Payment. The SMOKE shareholders and/or MILR shall remit $150,000 USD payable to VAPECO. Said monies are fees and costs the SMOKE shareholders and MILR have agreed to pay in connection with certain fees and costs incurred by VAPECO in connection with this Acquisition Agreement and Plan of Merger. Any late payment under this section shall be subject to the accrual of interest at a rate of eighteen percent per annum.
2. THE CLOSING.
2.1 Place and Time. “Closing” is defined as the date after both Parties sign the Merger Agreement and the exchange of share certificates is completed as the Parties agree. Closing shall take place at SMOKE’s office at  ____________________________, FL  __________  no later than the close of business (eastern time) on or before  _____, 2009 or at such other place, date and time as the parties may agree in writing.
2.2 Deliveries by MILR. At the Closing, MILR shall deliver the following to the SMOKE:
a. Certificates representing MILR Shares, duly endorsed for transfer to SMOKE shareholders and accompanied by appropriate stock powers, or Certificates representing the MILR Shares reissued in the name of SMOKE.
b. The documents contemplated by Section 3.
c. All other documents, instruments and writings required by this Agreement to be delivered by MILR at the Closing and any other documents or records relating to MILR’ business reasonably requested by SMOKE in connection with this Agreement.
2.3 Deliveries by SMOKE. At the Closing, SMOKE shall deliver the following to MILR:
a. Certificates representing 100% of the total outstanding SMOKE Shares, duly endorsed for transfer to MILR and accompanied by appropriate stock powers, or Certificates representing SMOKE Shares to be issued in the name of MILR.
b. The documents contemplated by Section 4.
c. All other documents, instruments, writings, and payments required by this Agreement to be delivered by SMOKE at the Closing.

3. CONDITIONS TO SMOKE’S OBLIGATIONS.
The obligations of SMOKE to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by SMOKE:
3.1 No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated by this Agreement, that prohibits SMOKE’s acquisition of the MILR Shares or the acquisition by MILR of the shares of SMOKE or that will require any divestiture as a result of SMOKE’s acquisition of the MILR Shares or the MILR acquisition of the SMOKE Shares or that will require all or any part of the business of MILR to be held separate and no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on MILR or SMOKE if this Agreement is consummated shall be pending.
3.2 Representations, Warranties and Agreements. (a) The representations and warranties of MILR set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time, and (b) MILR shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing.
3.3 Regulatory Approvals. All licenses, authorizations, consents, orders and regulatory approvals of Governmental Bodies necessary for the consummation of the Merger and SMOKE’s acquisition of the MILR Shares and MILR’ acquisition of the SMOKE shares shall have been obtained and shall be in full force and effect.
3.4 Delivery of Closing Document. All documents to be delivered by MILR at the Closing pursuant to this Agreement shall have been delivered.
4. CONDITIONS TO MILR’S OBLIGATIONS.
The obligations of MILR to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by MILR:
4.1 No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated by this Agreement, that prohibits SMOKE’s acquisition of the MILR Shares or MILR’ acquisition of the SMOKE Shares or that will require any divestiture as a result of SMOKE’s acquisition of the MILR Shares or MILR’ acquisition of the SMOKE Shares or that will require all or any part of the business of MILR to be held separate and no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on MILR or SMOKE if this Agreement is consummated shall be pending.
4.2 Representations, Warranties and Agreements. (a) The representations and warranties of SMOKE set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time, and (b) SMOKE shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing.
4.3 Regulatory Approvals. All licenses, authorizations, consents, orders and regulatory approvals of Governmental Bodies necessary for the consummation of the Merger and SMOKE’s acquisition of the MILR Shares and MILR’ acquisition of the SMOKE Shares shall have been obtained and shall be in full force and effect.
5. REPRESENTATIONS AND WARRANTIES OF MILR.
MILR hereby represents and warrants to SMOKE that:
5.1 Authorization. MILR is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada. This Agreement constitutes a valid and binding obligation of MILR, enforceable against it in accordance with its terms.

5.2 Reporting Company. MILR is a reporting company pursuant to Section 12 (g) of the Securities Exchange Act of 1934 and has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months and has been subject to such filing requirements for the past 90 days. MILR is listed and traded on the NQB Pink Sheets under the stock ticker symbol MILR, and MILR has complied in all material respects with all relevant rules and regulations and is current in all material respects with FINRA the SEC.
5.3 Capitalization. The authorized capital stock of MILR consists of 25,000,000 authorized shares of common stock, par value $0.0001, and 1,000,000 preferred shares, par value $2.00, of which 6,404,640 common shares and 0 preferred shares will be issued and outstanding at Closing. As of the Closing Date there will not be outstanding any warrants, options or other agreements on the part of MILR obligating MILR to issue any additional shares of common or preferred stock or any of its securities of any kind, except as set forth in this Agreement.
5.4 Ownership of MILR Shares. The delivery of certificates to SMOKE provided in Section 2.2 will result in SMOKE’s immediate acquisition of record and beneficial ownership of the MILR Shares, free and clear of all Encumbrances subject to applicable State and Federal securities laws.
5.5 Consents and Approvals of Governmental Authorities. Except with respect to applicable State and Federal securities laws, to the best of MILR’ knowledge and belief no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by MILR or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by MILR or the consummation of the transactions contemplated by this Agreement.
5.6 Financial Statements. MILR has delivered to SMOKE the balance sheet of MILR as of March 1, 2009, and statements of income and changes in cash flow for the periods then ended, together with the report thereon of MILR’s independent accountant (the “ MILR Statements”). The MILR Statements fairly present the financial condition, results of operation and the cash flows of MILR in accordance with generally accepted accounting principles.
5.7 Litigation. There is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Body pending or threatened in writing against or involving MILR which is likely to have a material adverse effect on the business or financial condition of MILR. MILR is not subject to any judgment, order or decree that is likely to have a material adverse effect on the business or financial condition of MILR.
5.8 Absence of Certain Changes. Since the date of the MILR Statements, MILR has not:
a. suffered the damage or destruction of any of its properties or assets (whether or not covered by insurance) which is materially adverse to the business or financial condition of MILR or made any disposition of any of its material properties or assets other than in the ordinary course of business;
b. made any change or amendment in its certificate of incorporation or by-laws, or other governing instruments;
c. organized any new Subsidiary or acquired any Equity Securities of any Person or any equity or ownership interest in any business;
d. borrowed any funds or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability with respect to any such indebtedness for borrowed money;
e. paid, discharged or satisfied any material claim, liability or obligation (absolute, accrued, contingent or otherwise),other than in the ordinary course of business;
f. prepaid any material obligation having a maturity of more than 90 days from the date such obligation was issued or incurred;

g. canceled any material debts or waived any material claims or rights, except in the ordinary course of business, with exception of the undertakings herein;
h. disposed of or permitted to lapse any rights to the use of any material patent or registered trademark or copyright or other intellectual property owned or used by it;
i. granted any general increase in the compensation of officers or employees (including any such increase pursuant to any employee benefit plan);
j. purchased or entered into any contract or commitment to purchase any material quantity of raw materials or supplies, or sold or entered into any contract or commitment to sell any material quantity of property or assets, except (i) normal contracts or commitments for the purchase of, and normal purchases of, raw materials or supplies, made in the ordinary course of business, (ii) normal contracts or commitments for the sale of, and normal sales of, inventory in the ordinary course of business, and (iii) other contracts, commitments, purchases or sales in the ordinary course of business;
k. written off or been required to write off any notes or accounts receivable in an aggregate amount in excess of $2,000, with exception to the undertakings herein;
l. written down or been required to write down any inventory in an aggregate amount in excess of $2,000;
m. entered into any collective bargaining or union contract or agreement; or
n. other than in the ordinary course of business, incurred any liability required by generally accepted accounting principles to be reflected on a balance sheet and material to the business or financial condition of MILR.
5.9 No Material Adverse Change. Since the date of the MILR Statements, there has not been any material adverse change in the business or financial condition of MILR.
5.10 Brokers or Finders. MILR has not employed any broker or finder or incurred any liability for any brokerage or finder’s fees or commissions or similar payments in connection with the transactions contemplated by this Agreement.
6. REPRESENTATIONS AND WARRANTIES OF SMOKE.
SMOKE represents and warrants to MILR that:
6.1 Authorization. SMOKE is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida.
6.2 Binding Effect. This Agreement constitutes a valid and binding obligation of SMOKE, enforceable against SMOKE in accordance with its terms.
6.3 Capitalization. The authorized capital stock of SMOKE consists of 100 authorized shares of common stock, par value $1.00, of which 100 common shares and no preferred shares will be issued and outstanding at Closing. As of the Closing Date there will not be outstanding any warrants, options or other agreements on the part of SMOKE obligating SMOKE to issue any additional shares of common or preferred stock or any of its securities of any kind.
6.4 Ownership of SMOKE Shares. The delivery of certificates to MILR provided in Section 2.2 will result in MILR’ immediate acquisition of record and beneficial ownership of 100% of the outstanding SMOKE Shares, free and clear of all Encumbrances subject to applicable State and Federal securities laws.

6.5 Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by SMOKE in connection with the execution, delivery and performance of this Agreement by SMOKE or the consummation of the transactions contemplated hereby.
6.6 Other Consents. No consent of any Person is required to be obtained by SMOKE to the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement.
6.7 Manner of Acquisition. At no time was SMOKE presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising.
6.8 Financial Statements. SMOKE has delivered to MILR the balance sheets of SMOKE as of  ___________, 2009 and statements of income and cash flows for the periods then ended, together with the audit report thereon of SMOKE’s independent accountant (the “SMOKE Statements”). To the best of SMOKE’s knowledge and belief the SMOKE Statements fairly present the results of operations, financial position and cash flows of SMOKE for the periods presented in the SMOKE Statements in accordance with generally accepted accounting principles, consistently applied. Such SMOKE Statements meet the requirements for financial statements to be filed with the Securities and Exchange Commission or will meet such requirements within 60 days after the Closing.
6.9 Litigation. Except as to the following, to the best of SMOKE’s knowledge and belief, there is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Body pending or threatened in writing against or involving SMOKE which is likely to have a material adverse effect on the business or financial condition of SMOKE. To the best of SMOKE’s knowledge and belief, SMOKE is not subject to any judgment, order or decree that is likely to have a material adverse effect on the business or financial condition of SMOKE.
SMOKE’s sole business is the sale, marketing and distribution of “electronic cigarettes,” recently the FDA has taken certain actions to ban the importation of “electronic cigarettes” and may take further action as it relates to regulations governing their sale in the United States, moreover the marketing and sale of electronic cigarette’s is subject to the rules and regulations of each jurisdiction in which they are made or sold. The FDA and other state, federal or other regulatory bodies may be investigating SMOKE individually and or any or all participants in the electronic cigarette industry.
6.10 Absence of Certain Changes. To the best of SMOKE’s knowledge and belief, since the date of the SMOKE Statements, SMOKE has not:
a. made any change or amendment in its certificate of incorporation or by-laws, or other governing instruments;
b. organized any new Subsidiary or acquired any Equity Securities of any Person or any equity or ownership interest in any business;
c. borrowed any funds or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability with respect to any such indebtedness for borrowed money;
d. prepaid any material obligation having a maturity of more than 90 days from the date such obligation was issued or incurred;
e. granted any general increase in the compensation of officers or employees (including any such increase pursuant to any employee benefit plan);
f. entered into any collective bargaining or union contract or agreement; or
g. other than in the ordinary course of business, incurred any liability required by generally accepted accounting principles to be reflected on a balance sheet and material to the business or financial condition of SMOKE.

6.11 No Material Adverse Change. Since the date of the SMOKE Statements, there has not been any material adverse change in the business or financial condition of SMOKE.
6.12 Directors, Officers and Principal Shareholders. During the past five years, none of the officers, directors or principal shareholders of SMOKE :
a. Has had a petition under the Federal bankruptcy laws or any state insolvency law been filed by or against, or has had a receiver, fiscal agent or similar officer been appointed by a court for the business or property of (i) such officer, director or shareholder personally, (ii) any partnership in which such officer, director or shareholder was a general partner at the time of, or within two years prior to the filing of the petition or appointment, or (iii) any corporation or business association in which such officer, director or shareholder was an executive officer at the time of, or within two years prior to, the filing of the petition or appointment.
b. Has been the subject of any order, judgment, or decree of any court of competent jurisdiction, not subsequently reversed, suspended, or vacated, permanently or temporarily enjoining such officer, director or shareholder from, or otherwise limiting, the following activities:
(i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association, or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;
(ii) Engaging in any type of business practice;
(iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or state securities laws or Federal commodities laws;
c. Has been the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any Federal or state authority barring, suspending, or otherwise limiting for more than 60 days, the right of such officer, director or shareholder to engage in any activity described in subparagraph (c)(i), above, or to be associated with persons engaged in any such activity;
d. Has been found by a court in a civil action or by the Securities and Exchange Commission or any state securities authority to have violated any Federal or state securities law, the judgment or finding of which has not been subsequently vacated, reversed, or suspended;
e. Has been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.
6.13 Brokers or Finders. SMOKE has not employed any broker or finder or incurred any liability for any brokerage or finder’s fees or commissions or similar payments in connection with the merger of MILR and SMOKE.

7. REPRESENTATIONS AND WARRANTIES OF SMOKE SHAREHOLDERS.
Each of the SMOKE Shareholders individually represents and warrants to MILR with respect to himself as follows:
7.1 Ownership and Power to Sell. Set forth on the attached Schedule “A” is a true and correct list of the shareholders of SMOKE and the number of the SMOKE Shares owned by each. The Shares are fully paid and nonassessable. Each SMOKE Shareholder represents and warrants with respect to the SMOKE Shares owned by him that: (a) he has good and marketable title to the SMOKE Shares set forth on Schedule “A” as being owned by him, free and clear of any claims, liens, restrictions on transfer or encumbrances with respect thereto; and (b) he has the full power, right and authority to transfer, convey to MILR at the Closing the Shares to be transferred by such SMOKE Shareholder hereunder.
7.2 Authorization. This Agreement has been duly authorized, executed and delivered by such SMOKE Shareholder and no further proceedings (corporate, partnership or otherwise) on the part of such SMOKE Shareholder are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is the legal, valid and binding obligation of such SMOKE Shareholder, enforceable in accordance with its terms. Neither the execution, delivery and performance of this Agreement by such SMOKE Shareholder, nor the consummation of the transactions contemplated hereby, will violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of such SMOKE Shareholder, or SMOKE or its Subsidiaries (as defined below) (a) under any of the terms, conditions or provisions of (i) the articles of incorporation or code of regulations, SMOKE or of such SMOKE Shareholder, or (ii) except where such event would not have a material adverse effect on the financial condition or business of SMOKE and its Subsidiaries taken as a whole, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such SMOKE Shareholder, SMOKE or any of its Subsidiaries, is a party or by which such SMOKE Shareholder, SMOKE or its Subsidiaries, may be bound, or to which such SMOKE Shareholder, SMOKE or its Subsidiaries, or the properties or assets of SMOKE or its Subsidiaries, may be subject or (b) except where such event would not have a material adverse effect on the financial condition or business of SMOKE and its Subsidiaries taken as a whole, of any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to SMOKE or its Subsidiaries, or to the properties or assets of the Company or its Subsidiaries.
No material notice to, filing with, authorization of, exemption by, or consent or approval of, any regulatory authority is necessary for the consummation by such SMOKE Shareholder of the transactions contemplated by this Agreement.
7.3 Litigation. As of the date of this Agreement, there is no action, suit or proceeding pending against, or to the knowledge of such SMOKE Shareholder, threatened against or affecting, such SMOKE Shareholder or any affiliate of such SMOKE Shareholder or any of their respective properties before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby.
7.4 Purchase for Investment. SMOKE shareholders are acquiring MILR Shares solely for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution of any portion thereof in violation of any applicable securities law. The SMOKE shareholders understand that the issuance to them of the MILR Shares in the Merger will not be registered under the Securities Act of 1933, as amended, or state securities laws, and that they may not resell them without such registrations unless an exemption from registration is available. The SMOKE shareholders agree that a legend respecting these restrictions will be placed on their stock certificates and stop transfer instructions may be given to the MILR transfer agent.
7.5 Directors, Officers and Principal Shareholders. The representations and warranties set forth in Section 6.12 are true and correct with respect to the SMOKE shareholders.

8. POST CLOSING COVENANTS
8.1 Capital Structure. As soon as practicable following the Closing, MILR (which shall then be controlled by the SMOKE Shareholders) shall, as necessary, prepare and file with the SEC preliminary proxy materials, or an information statement, for a stockholders’ meeting or consent procedure in order to consider and approve a 2.5 for 1 reverse split of the MILR Common Stock, to authorize up to 250,000,000 shares of MILR Common Stock and to change the name of MILR to  _____________________, Inc. If needed and upon SEC clearance, MILR shall proceed to conduct a stockholders’ meeting or consent procedure, as the case may be, in order to effect such proposals. Any other or different capital changes shall not be effected without the prior approval of those shareholders of MILR who owned at least a majority of the outstanding MILR Common Stock prior to the Closing. SMOKE shall pay all professional and filing fees associated with those changes. Following the reverse stock split, the capitalization of MILR shall be approximately as follows:

1:2.5 Reverse Split	Pre-Split	Post Split
Common Stock:
SMOKE shareholders	20,670,000	8,268,000
VAPECO	1,141,449	456,579.6
Other shareholders & Public float	3,188,551	1,275,420.40

Total Common Outstanding	25,000,000	10,000,000

8.2.1 Issuance of Stock. Immediately subsequent to the reverse split as provided for herein, MILR shall take any and all actions necessary to issue fully paid, non-assessable shares free from any liens and or encumbrances in the appropriate amounts in that after the issuances of shares as provided for in this Section, the Capitalization of the Company shall be approximately as follows:

	Outstanding
	Common Stock	Percent
Common Stock:
SMOKE shareholders	49,610,613	82.68%
VAPECO	9,113,966	15.19%
Other shareholders & Public float	1,275,421	2.13%

Total Common Outstanding	60,000,000	100.00%

SMOKE agrees that one year subsequent to the filing of disclosure information as required by Form 10 and filed in any filing with the SEC, SMOKE shall accept deliver an opinion of counsel to VAPECO for the removal of restrictive legends form the securities issued to VAPECO hereunder.
9. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.
9.1 Survival. No representation or warranty contained in this Agreement or in any certificate or document delivered pursuant hereto shall survive the Closing, except for those contained in Sections 5.1, 5.2, 5.3, 5.4, 5.6, 6.1, 6.2, 6.3, 6.4, 6.8 and Section 7.1 and 7.2 (the “Surviving Representations and Warranties ”).
9.2 Indemnification by VAPECO. VAPECO shall indemnify and hold harmless SMOKE and MILR from and against any and all losses, damages, expenses and liabilities (collectively “Liabilities”) or actions, investigations, inquiries, arbitrations, claims or other proceedings in respect thereof (collectively “Actions”) (Liabilities and Actions are herein collectively referred to as “Losses”), arising out of or related to the breach by VAPECO of the representations and warranties set out in this Agreement. Losses include, but are not limited to all reasonable legal fees, court costs and other expenses incurred in connection with investigating, preparing, defending, paying, settling or compromising any suit in law or equity arising out of this Agreement or for any breach of this Agreement notwithstanding the absence of a final determination as to VAPECO’s obligation to reimburse SMOKE and or MILR for such Losses and the possibility that such payments might later be held to have been improper. Such indemnification shall in no event exceed half of whatever amount VAPECO has received from SMOKE and or MILR towards the payment set forth in section 1.2 hereof at that time with a maximum amount of one hundred thousand U.S. dollars ($100,000.00) if the entire payment has been received by VAPECO.

9.3 Indemnification by SMOKE and the Smoke Stockholders (with respect to a breach of Section 7.1 or 7.2 by such stockholder). SMOKE and the Smoke Stockholders (with respect to a breach of Section 7.1 or 7.2 by such stockholder) shall indemnify and hold harmless VAPECO and the MILR Shareholders, and shall reimburse Sellers for any Damages arising from or in connection with (a) any inaccuracy in any of the Surviving Representations and Warranties of SMOKE or Smoke Stockholders, as applicable, in this Agreement, (b) any failure by SMOKE to perform or comply with any agreement in this Agreement, except that after the Closing no claim shall be made with respect to the failure to perform or comply with any agreement required to have been performed or complied with prior to the Closing Date.
10. TERMINATINON.
Termination. This Agreement may be terminated before the Closing occurs only as follows:
(a) By written agreement of SMOKE and MILR at any time.
(b) By either SMOKE or MILR, as the case may be, by notice to the other if, in the course of their due diligence, either party determines that completion of the transactions contemplated herein will not achieve the objectives set forth in the forward business plan.
(c) By MILR, by notice to SMOKE at any time, if one or more of the conditions specified in Section 4 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1) would otherwise occur or if satisfaction of such a condition is or becomes impossible.
(d) By SMOKE, by notice to MILR at any time, if one or more of the conditions specified in Section 3 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1), would otherwise occur of if satisfaction of such a condition is or becomes impossible.
10.1 Effect of Termination. If this Agreement is terminated pursuant to Section 10, this Agreement shall terminate without any liability or further obligation of any party to another.
11. FILINGS WITH GOVERNMENTAL AUTHORITIES.
11.1 Regulatory Matters. SMOKE and MILR shall (a) file with applicable regulatory authorities any applications and related documents required to be filed by them in order to consummate the contemplated transaction and (b) cooperate with each other as they may reasonably request in connection with the foregoing.
12. DEFINITIONS.
As used in this Agreement, the following terms have the meanings specified or referred to in this Section 10.
12.1 “Business Day” — Any day that is not a Saturday or Sunday or a day on which banks located in the City of New York are authorized or required to be closed.
12.2 “Code” — The Internal Revenue Code of 1986, as amended.
12.3 “Encumbrances” — Any security interest, mortgage, lien, charge, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, other than a restriction on transfer arising under Federal or state securities laws.
12.4 “Equity Securities” — See Rule 3a-11-1 under the Securities Exchange Act of 1934.
12.5 “ERISA” — The Employee Retirement Income Security Act of 1974, as amended.
12.6 “Governmental Body” — Any domestic or foreign national, state or municipal or other local government or multi-national body (including, but not limited to, the European Economic Community), any subdivision, agency, commission or authority thereof.

12.7 “Knowledge” — Actual knowledge, after reasonable investigation.
12.8 “Person” — Any individual, corporation, partnership, joint venture, trust, association, unincorporated organization, other entity, or Governmental Body.
12.9 “Subsidiary” — With respect to any Person, any corporation of which securities having the power to elect a majority of that corporation’s Board of Directors (other than securities having that power only upon the happening of a contingency that has not occurred) are held by such Person or one or more of its Subsidiaries.
13. NOTICES.
All notices, consents, assignments and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by telex or facsimile (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or (c) received by the delivery service (receipt requested), in each case to the appropriate addresses, telex numbers and facsimile numbers set forth below (or to such other addresses, telex numbers and facsimile numbers as a party may designate as to itself by notice to the other parties).
(a)	If to SMOKE or the SMOKE Shareholders:
2739 Hollywood Blvd
Hollywood Fl 33020
Facsimile
Attn: Jeffrey Hollman ESQ.
(b)	If to MILR:
3101 Hallandale Beach Blvd #100
Pembroke Park Fl 33009
Facsimile
Attn: President
(c)	If to VAPECO
2301 Collins Ave. #1605
Miami Beach Fl 33139
Facsimile
Attn: President
14. MISCELLANEOUS.
14.1 Expenses. Each party shall bear its own expenses incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder.
14.2 Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this agreement.
14.3 No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.
14.4 Exclusive Agreement; Amendment. This Agreement supersedes all prior agreements among the parties with respect to its subject matter with respect thereto and cannot be changed or terminated orally.
14.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

14.6 Governing Law, Venue. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the internal law of the State of Florida, without regard to the conflicts of law principles thereof. Jurisdiction and venue for any cause of action brought to enforce any part of this Agreement shall be in Miami-Dade County, Florida.
14.7 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, provided that neither party may assign its rights hereunder without the consent of the other.
14.8 Facsimile Execution. This Agreement may be executed in counterparts by original or telefax signatures, and all counterparts of this Agreement which are executed by telefax signature shall be valid and binding as original signatures or all purposes (evidently or otherwise).
14.9 Designation as Agent and Attorney in Fact.
 ______________________  shall act, and is hereby appointed, as the agent, proxy and attorney-in-fact for such signatories to this Agreement, with full power of substitution and re-substitution, to do all things that may be required in order to execute, amend, reform or otherwise modify this Agreement as needed to fully and properly execute the merger as described herein, including but not limited to any amendments necessary to comply with any state and or federal law or regulation.
Such proxy and power of attorney shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Stockholder inconsistent with such proxy. Such power of attorney is a durable power of attorney and shall survive the dissolution or bankruptcy of such Stockholder and such proxy and power of attorney shall terminate upon the termination of this Agreement.
SIGNATURES
IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, and entered into as of the date first above written.

SCHEDULE A

	Number of Shares	Percentage of Shares
SMOKE SHAREHOLDER	Beneficially Owned	Outstanding
Jeffrey Holman, Individually	21	21%
Doron Ziv, Individually	20	20%
Isaac Galazan, Individually	20.5	20.5%
Adam Frija, Individually	9	9%
Ralph Frija	3	3%
Hannah Frija, Individually	5	5%
Jacob Levy, Individually	7.5	7.5%
Nissim Levy, Individually	4.5	4.5%
Mordehai Stein, Individually	2.5	2.5%
Yaron Edery, Individually	2	2%
Orit Gilad, Individually	2	2%
Erez Skolnik, Individually	2	2%
Barry Rub, Individually	1	1%

Total	100	100%